Exhibit 99.1

PRESS RELEASE

Contact Information:

Joseph W. Kennedy, Senior Vice President/CFO

Georgetown Bancorp, Inc.

978-352-8600

joe.kennedy@georgetownbank.com

Georgetown Bancorp, Inc. Reports Record Earnings

and Announces Quarterly Cash Dividend

GEORGETOWN, MASSACHUSETTS, January 28, 2015 —

Georgetown Bancorp, Inc. (NASDAQ: GTWN) (the “Company”), holding company for Georgetown Bank (the “Bank”), reported net income for the three months ended December 31, 2014 of $440,000, or $.25 per basic and diluted share, compared to net income of $208,000, or $.12 per basic and diluted share, for the three months ended December 31, 2013. Net income for the year ended December 31, 2014 was $1,479,000, or $0.85 per basic and diluted share, compared to net income of $735,000, or $0.41 per basic and diluted share, for the year ended December 31, 2013. Book value per share increased $1.01 to $16.81 at December 31, 2014 from $15.80 at December 31, 2013.

Robert E. Balletto, President and Chief Executive Officer, said, “I am pleased to report that the Company set a record for annual net income in 2014, primarily driven by an expansion of our net interest and dividend income. Additionally, our asset quality continues to be strong, as non-performing assets as a percentage of total assets was 0.35% at December 31, 2014.  Non-interest income for the year ended December 31, 2014 declined 37% compared to the year ended December 31, 2013, primarily caused by a decline in mortgage banking income, which was negatively affected by a soft real estate market and higher mortgage rates. We remain focused on our strategic plan, which we believe will enhance long-term stockholder value.”

The Company also announced that its Board of Directors has declared a regular quarterly cash dividend of $0.0425 per share of common stock. The dividend will be paid on or about February 23, 2015, to stockholders of record as of the close of business on February 9, 2014.

Georgetown Bancorp, Inc.

Selected Financial Data

	At or for the	At or for the
	Year Ended	Year Ended
	December 31, 2014	December 31, 2013
	(Dollars in thousands, except share data)
Selected Financial Condition Data:
Total assets	$271,020	$263,033
Cash and cash equivalents	4,918	6,295
Loans receivable, net	231,293	223,912
Allowance for loan losses	2,229	2,396
Investment securities (1)	20,363	19,331
Deposits	182,354	175,961
Borrowings	54,600	54,925

Total stockholders’ equity	30,712	28,942
Stockholders’ equity to total assets at end of period	11.33%	11.00%
Total shares outstanding	1,827,131	1,831,518
Book value per share	$16.81	$15.80

Asset Quality Data:
Total non-performing loans	$953	$399
Other real estate owned	—	—
Total non-performing assets	953	399
Non-performing loans to total loans	0.41%	0.18%
Non-performing assets to total assets	0.35%	0.15%
Allowance for loan losses to non-performing loans	233.89%	600.50%
Allowance for loan losses to total loans	0.95%	1.06%
Loans charged off	$269	$139
Recoveries on loans previously charged off	4	47

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
	(Dollars in thousands, except per share data)
Selected Operating Data:
Interest and dividend income	$2,828	$2,692	$11,174	$9,645
Interest expense	374	306	1,448	1,172
Net interest and dividend income	2,454	2,386	9,726	8,473
Provision for loan losses	97	301	98	708
Net interest and dividend income after
provision for loan losses	2,357	2,085	9,628	7,765
Non-interest income	299	396	1,074	1,703
Non-interest expense	1,984	2,152	8,373	8,313
Income before income taxes	672	329	2,329	1,155
Income tax provision	232	121	850	420
Net income	$440	$208	$1,479	$735

Net income per share: basic	$0.25	$0.12	$0.85	$0.41
Net income per share: diluted	$0.25	$0.12	$0.85	$0.41

Performance Ratios:
Return on average assets	0.66%	0.33%	0.56%	0.32%
Return on average equity	5.91%	2.83%	5.06%	2.46%
Interest rate spread (2)	3.65%	3.80%	3.67%	3.73%
Net interest margin (2)	3.79%	3.92%	3.79%	3.86%
Efficiency ratio (3)	72.07%	77.33%	77.53%	81.69%
Non-interest expense to average total assets	2.96%	3.39%	3.14%	3.63%

(1)      Does not include Federal Home Loan Bank Stock of $2.9 million at December 31, 2014 and December 31, 2013.

(2)      Presented on a tax-equivalent basis using a tax rate of 34% resulting in an adjustment of $8,000 to investment security income for the three months ended December 31, 2014 and 2013, respectively, and $30,000 and $17,000 for the twelve months ended December 31, 2014 and 2013, respectively.

(3)      The efficiency ratio represents non-interest expense divided by the sum of net interest and dividend income and non-interest income.

About Georgetown Bancorp, Inc.

Georgetown Bancorp, Inc. is the holding company for Georgetown Bank. Georgetown Bank, with branch offices in Georgetown, North Andover and Rowley, Massachusetts, is committed to making a positive difference in the communities we serve. We strive to deliver exceptional personal service at all times and to help each of our customers achieve their unique financial goals through a competitive array of commercial and consumer banking services. To learn more about Georgetown Bank, visit www.georgetownbank.com or call 978-352-8600.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including Current Reports on Form 8-K.

END